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                                                                     Exhibit 4.4


                                      TASC

                     PROFIT SHARING AND STOCK OWNERSHIP PLAN











                          Working Copy of Plan Document
             As amended and restated by the Twenty-Fourth Amendment
            and as subsequently amended by the Twenty-Fifth Amendment

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                  TASC PROFIT SHARING AND STOCK OWNERSHIP PLAN
                  --------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

INDEX OF TERMS..............................................................  v

ARTICLE 1    INTRODUCTION...................................................  1
      1.1    Amendment and Restatement of Plan..............................  1
      1.2    Compliance with Code and ERISA.................................  1
      1.3    Exclusive Benefit of Participants..............................  1
      1.4    Limitation on Rights Created By Plan...........................  1
      1.5    Application of Plan's Terms....................................  1
      1.6    Benefits Payable Only from Trust Fund..........................  1

ARTICLE 2    DEFINITIONS....................................................  2
      2.1    Applicable compensation........................................  2
      2.2    Beneficiary....................................................  2
      2.3    Code...........................................................  2
      2.4    Committee......................................................  2
      2.5    Employee.......................................................  2
      2.6    Employer.......................................................  2
      2.7    ERISA..........................................................  3
      2.8    Participant....................................................  3
      2.9    Plan...........................................................  3
      2.10   Plan year......................................................  3
      2.11   Related company................................................  3
      2.12   Trust agreement................................................  3
      2.13   Trust fund.....................................................  3
      2.14   Trustee........................................................  3

ARTICLE 3    SERVICE RULES..................................................  3
      3.1    Year of Service................................................  3
      3.2    Hour of Service................................................  4
      3.3    Break in Service...............................................  4
      3.4    Special Rules for Permissible Absences.........................  4

ARTICLE 4    PARTICIPATION..................................................  5
      4.1    Eligible Class.................................................  5
      4.2    Participation..................................................  5
      4.3    End of Participation...........................................  6
      4.4    Reentry of Former Active Participant...........................  6

ARTICLE 5    EMPLOYEE SAVINGS...............................................  6
      5.1    Employee Savings...............................................  6
      5.2    Changes in Employee Savings....................................  8
      5.3    Collection of Employee Savings.................................  8

                                        i

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ARTICLE 6    ROLLOVER CONTRIBUTIONS.........................................  8
      6.1    Rollover Contributions.........................................  8

ARTICLE 7    EMPLOYER CONTRIBUTIONS.........................................  9
      7.1    Defined Contribution...........................................  9
      7.2    Profit Sharing Contribution....................................  9
      7.3    Participants Eligible for Contributions........................ 10
      7.4    Form and Time of Contribution.................................. 10
      7.5    Excess Contributions........................................... 10
      7.6    Return of Contribution Made in Error or Not Deductible......... 10

ARTICLE 8    ACCOUNTS AND CREDITS........................................... 10
      8.1    Establishment of Accounts...................................... 10
      8.2    Crediting Employee Savings..................................... 10
      8.3    Crediting Employer Defined Contributions....................... 11
      8.4    Crediting Profit Sharing Contributions......................... 11
      8.5    Crediting Rollovers............................................ 11
      8.6    Charges to Accounts............................................ 11

ARTICLE 9    INVESTMENT FUNDS AND
             CREDITING INVESTMENT EXPERIENCE................................ 11
      9.1    Investment Funds............................................... 11
      9.2    Participant-Directed Investments............................... 11
      9.3    Valuation of Assets............................................ 12
      9.4    Crediting Investment Experience................................ 12

ARTICLE 10   LOANS.......................................................... 13
      10.1   Availability of Loans.......................................... 13
      10.2   Borrowing Rules................................................ 13
      10.3   Amount of Loans................................................ 13
      10.4   Maximum Repayment Period....................................... 13
      10.5   Security for Repayment......................................... 13
      10.6   Repayment...................................................... 14
      10.7   Action Upon Default............................................ 14
      10.8   Distribution to Participant With Loan.......................... 14
      10.9   Accounting for Loans........................................... 14

ARTICLE 11   IN-SERVICE WITHDRAWALS......................................... 15
      11.1   In-Service Withdrawals from Rollover Accounts.................. 15
      11.2   In-Service Withdrawals from Withdrawable Account............... 15
      11.3   In-Service Withdrawals for Financial Hardship.................. 15
      11.4   Withdrawals of Excess Employee Savings......................... 16
      11.5   Withdrawals at or After Normal Retirement Date................. 17
      11.6   Rules and Procedures........................................... 17

ARTICLE 12   DISTRIBUTIONS   ............................................... 17
      12.1   Distribution Upon Retirement or Disability..................... 17
      12.2   Distribution Upon Termination of Employment.................... 17
      12.3   Distribution Upon Death........................................ 18
      12.4   Time of Distributions.......................................... 19
      12.5   Manner of Payment.............................................. 20

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      12.6   Forms of Payment............................................... 20
      12.7   Standard Form of Payment....................................... 20
      12.8   Election of Optional Form of Payment........................... 20
      12.9   Automatic Joint and Surviving Spouse Annuity
             for Married Participant Who Does Not Elect
             Otherwise...................................................... 21
      12.10  Distribution Rules for Installment Payments.................... 21
      12.11  Rehire Before Distribution..................................... 22
      12.12  Direct Rollovers............................................... 22

ARTICLE 13   AMENDMENT, MERGER AND TERMINATION OF PLAN...................... 23
      13.1   Amendment of Plan.............................................. 23
      13.2   Merger of Plans................................................ 23
      13.3   Termination.................................................... 23
      13.4   Effect of Termination.......................................... 24

ARTICLE 14   NAMED FIDUCIARIES.............................................. 24
      14.1   Identity of Named Fiduciaries.................................. 24
      14.2   Responsibilities and Authority of Committee.................... 24
      14.3   Responsibilities and Authority of Trustee...................... 24
      14.4   Responsibilities of the Employer............................... 24
      14.5   Responsibilities Not Shared.................................... 25
      14.6   Procedure for Allocation and Delegation
             of Responsibilities............................................ 25
      14.7   Dual Fiduciary Capacity Permitted.............................. 25
      14.8   Advice......................................................... 25
      14.9   Actions by the Employer........................................ 25
      14.10  Indemnification................................................ 26

ARTICLE 15   THE PLAN COMMITTEE............................................. 26
      15.1   Appointment.................................................... 26
      15.2   Notice to Trustee.............................................. 26
      15.3   Administration of Plan......................................... 26
      15.4   Impossible or Difficult Performance............................ 26
      15.5   Compensation and Expenses...................................... 27
      15.6   Committee Decisions, Rules and Regulations..................... 27
      15.7   Secretary of the Committee..................................... 27
      15.8   Claims Review Procedure........................................ 27

ARTICLE 16   MISCELLANEOUS.................................................. 27
      16.1   Payment to Minors and Incompetents............................. 27
      16.2   Nonalienation of Benefits...................................... 28
      16.3   Current Address of Payee....................................... 28
      16.4   Disputes over Entitlement to Benefits.......................... 28
      16.5   Payment of Benefits............................................ 28
      16.6   Maximum Additions.............................................. 28
      16.7   Top Heavy Plan Provisions...................................... 29
      16.8   Separate Accounts.............................................. 30
      16.9   Voting and Tendering Rights of Primark Common Stock............ 30
      16.10  Rules of Construction.......................................... 32
      16.11  Text Controls.................................................. 32

                                      iii

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      16.12  Applicable State Law........................................... 32

Schedule A.................................................................. 33

                                       iv

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                                 INDEX OF TERMS

      The items listed below are defined explained or clarified in the plan sections or articles indicated.

Additional visiting .......................................................... 0
Adjusted account balance .................... ERROR! REFERENCE SOURCE NOT FOUND.
Annual additions ............................................................. 0
Applicable compensation ...................................................... 0
Automatic joint and surviving spouse annuity ................................. 0

Beneficiary ....................................................... 0, Article 0
Break in service ............................................................. 0

Code ......................................................................... 0
Claims procedure ............................................................. 0
Committee ......................................................... 0, Article 0

Deferral percentage .......................................................... 0
Disability ................................................................... 0
Distributions ........................................................ Article 0

Early retirement date ........................................................ 0
Eligible ..................................................................... 0
Eligibility for contributions ................................................ 0
Employee ..................................................................... 0
Employee savings accounts .................................................... 0
Employer ..................................................................... 0
Employer defined contributions .................................... Article 0, 0
Employer stock ............................................................... 0
End of participation ......................................................... 0
ERISA ........................................................................ 0

Financial hardship ........................................................... 0
Form and time of contribution ................................................ 0
401(k) limits ................................................................ 0

Highly-compensated employee .................................................. 0
Hour of service .............................................................. 0

Loans ................................................................ Article 0

Normal retirement date ....................................................... 0

Participant .................................................................. 0
Participation ................................................................ 0
Participants' employee savings .................................... Article 0, 0
Permissible absence .......................................................... 0
Plan ......................................................................... 0
Plan year .................................................................... 0
Profit sharing contribution .................................................. 0

                                        v

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Related company .............................................................. 0
Return to active work ........................................................ 0
Rollover contributions ....................................................... 0

Segregated accounts ......................... ERROR! REFERENCE SOURCE NOT FOUND.
Separate accounts ............................................................ 0

Termination .................................................................. 0
Top heavy .................................................................... 0
Trust agreement .............................................................. 0
Trust fund ................................................................... 0
Trustee ................................................................... 0, 0

Valuation date ............................................................... 0

Withdrawals .......................................................... Article 0

Year of service .............................................................. 0


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                                    ARTICLE 1

                                  INTRODUCTION


     1.1 AMENDMENT AND RESTATEMENT OF PLAN. TASC established this plan effective June l, 1967. The plan was amended from time to time thereafter, as specified in Appendix A. Effective June 1, 1987, TASC amended and restated the plan. The restatement changed the method of crediting employer profit sharing contributions to participants' accounts and established a requirement for certain defined employer contributions to participants' accounts. The amended and restated plan was itself subsequently amended or restated from time to time thereafter, also as specified in Appendix A.


     1.2 COMPLIANCE WITH CODE AND ERISA. This document contains provisions which are intended to qualify as a profit-sharing plan under Code Section 401(a) and a qualified cash or deferred arrangement under Code Section 401(k). In addition, the provisions requiring a defined contribution to participants' accounts are intended to qualify as a money purchase pension plan under Code Section 401(a). The provisions of this document are intended to comply with the applicable requirements of ERISA.

     Although for purposes of the Code this document contains two plans, unless the portion of the plan which constitutes the money purchase pension plan or the profit sharing plan is specifically referred to, the term "plan" is intended to refer to the program of contributions and benefits hereunder as a whole.


     1.3 EXCLUSIVE BENEFIT OF PARTICIPANTS. The plan is for the exclusive benefit of participants and their beneficiaries. Employer contributions and participants' employee savings are for the purpose of accumulating a fund for distribution to participants and their beneficiaries in accordance with the plan. Except as provided in Section 7.6, no part of the trust fund or any distribution therefrom will be used for or diverted to purposes other than for the exclusive benefit of participants and their beneficiaries and for defraying those reasonable expenses of administering the plan and the trust fund not paid by the employer.


     1.4 LIMITATION ON RIGHTS CREATED BY PLAN. Nothing appearing in the plan will be construed (a) to give any person any benefit, right or interest except as expressly provided herein, or (b) to create a contract of employment or to give any employee the right to continue as an employee or to affect or modify his terms of employment in any way.


     1.5 APPLICATION OF PLAN'S TERMS. Credits to a participant's accounts will be governed by the terms of the plan that are in effect on the date that employer contributions or employee savings are credited. The benefits and rights of a participant and his beneficiaries under the plan on account of the participant's retirement, disability, death or other termination of service will be determined in accordance with the terms of the plan that are in effect on the date of such event.


     1.6 BENEFITS PAYABLE ONLY FROM TRUST FUND. Benefits will be paid only from the assets of the trust fund and are limited to the amount of assets therein, and it is a condition of participation in the plan that each participant and any person claiming under a participant will look solely to such assets for the payment of any benefits due him hereunder. The employer, the trustee and the committee do not guarantee the payment of any specific amount of benefits hereunder.

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                                    ARTICLE 2

                                   DEFINITIONS


     This article contains a number of definitions of terms used in the plan. Other terms are defined, explained or clarified in other articles. This is done for convenience only, and there is no other significance to the location of a definition.


     2.1 APPLICABLE COMPENSATION of an employee for any period of reference is his total compensation from the employer for services during such period with the exclusions provided for in this section. Applicable compensation includes bonuses and any other "extra" compensation from the employer for services rendered by the employee (unless specifically excluded). Except for purposes of
Section 16.6, applicable compensation also includes employee savings hereunder and any contributions to any other benefit program made on behalf of the employee in accordance with a salary reduction agreement. However, applicable compensation excludes overtime, imputed income attributable to employer-paid group term life insurance, any sign-up bonus paid to the employee, payments in respect of cancellation of excess vacation days, reimbursed expenses or any other items not constituting direct compensation for services. For purposes of determining the amount of employer contributions on a participant's behalf under
Article 7, a participant's applicable compensation will not include any compensation for services during any period before he became a participant for employer contributions under Section 4.2(b). Applicable compensation also does not include payments to or benefits received under this or any other public or private employee benefit plan (other than salary reduction contributions under this plan or any other employee benefit program).

     The amount of applicable compensation for any plan year taken into account under the plan for a participant will not exceed the maximum amount applicable to such year under Code Section 401(a)(17) and the regulations thereunder.

     2.2 BENEFICIARY means a person, class of persons or trust designated by a participant, or by the plan if the participant does not do so, to receive a death benefit hereunder.


     2.3 CODE means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute enacted in its place.


     2.4 COMMITTEE means the committee constituted under Article 0 to administer the plan.


     2.5 EMPLOYEE means a person employed by the employer as a common law employee.


     2.6 EMPLOYER means TASC, Inc. (sometimes referred to herein as "TASC") or any successor organization to it that continues the plan for its employees, and any other entity that adopts the plan for its employees with the consent of TASC upon such terms and conditions as TASC may impose. In the event that employers in addition to TASC are participating in the plan in accordance with the preceding paragraph, only TASC is considered the employer in any case in which this plan document provides for the exercise of discretion in plan operation, including the appointment of a trustee, committee member, or the amendment or termination of the plan. However, any such other employer may by appropriate action withdraw from the plan.

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     2.7 ERISA means the Employee Retirement Income Security Act of 1974, as
amended from time to time, or any successor statute enacted in its place.


     2.8 PARTICIPANT means an employee whose participation in the plan has begun and has not yet ended. Where the context so indicates, the term PARTICIPANT also includes a former employee who has not yet received payment of his total vested account balances.


     2.9 PLAN means the TASC Profit Sharing and Stock Ownership Plan, as set forth in this document and as it may be amended from time to time. See Section
1.2 for a description of the plan.


     2.10 PLAN YEAR means the 7-consecutive month period beginning June 1, 1993 and ending December 31, 1993, and the 12-consecutive month periods beginning on January 1, 1994 and each January 1 thereafter during the continuance of the plan.


     2.11 RELATED COMPANY means (a) any corporation (other than the employer) that is included in a controlled group of corporations (as defined in Code
Section 414(b)) with the employer, (b) any unincorporated trade or business that is under common control with the employer within the meaning of Code Section 414(c), or (c) any organization that is included within an affiliated service group (within the meaning of Code Section 414(m)) with the employer.


     2.12 TRUST AGREEMENT means the instrument executed by the employer and the trustee, as amended from time to time, fixing the rights and responsibilities of each party with respect to the holding, investment and administration of the trust fund.


     2.13 TRUST FUND means the property held by the trustee for the purposes of the plan.


     2.14 TRUSTEE means the person, individual or corporate, serving as sole trustee, or the persons serving as co-trustees, at any time under the terms of the trust agreement.


                                    ARTICLE 3

                                  SERVICE RULES


     3.1 YEAR OF SERVICE. A year of service of an employee is a 12-month computation period during which he completes at least 1,000 hours of service. An employee's initial 12-month computation period will begin on his date of hire (or rehire after a break in service), and subsequent computation periods will begin on the anniversary of his date of hire (or rehire after a break in service).

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     3.2 HOUR OF SERVICE.

         (a) An hour of service of an employee means an hour for which he is directly or indirectly paid or entitled to payment by the employer (or a related company) for the performance of duties, or for reasons (such as vacation, holidays, sickness, disability, or leave of absence) other than the performance of duties, or for which back pay has been awarded or agreed to by the employer (or a related company) unless such hours were already credited under the preceding provisions of this sentence. Hours earned for the performance of duties will be credited to the computation period in which the duties are performed. Hours earned for other than the performance of duties will be credited to the computation period in which amounts payable become due. Hours earned for back pay awards or agreements will be credited to the computation period to which the award or agreement pertains. All hours will be credited in compliance with Department of Labor Regulations Section 2530.200b-2(b) and (c).

         (b) To facilitate plan administration, each employee regularly scheduled to work three-quarters or more of a full-time schedule will automatically be credited with 190 hours of service during each month that he would be credited with one hour of service under (a) above.


     3.3 BREAK IN SERVICE. A break in service of an employee is a 12-month computation period during which he fails to complete at least 501 hours of service. The computation periods specified in Section 3.1 for determining a year of service will also be used for determining a break in service.

         If an employee incurs a break in service and subsequently returns to service as an employee, his years of service before and after such break will be counted for purposes of computing his vested interest in his accounts.


     3.4 SPECIAL RULES FOR PERMISSIBLE ABSENCES.

         (a) ELIGIBILITY FOR CONTRIBUTIONS. If a participant is on a permissible absence, he will be eligible to share in any employer contributions that are credited under Sections 7.1 to 7.3 on a date which falls during such absence. Any amount so credited is conditioned upon the participant's return to active work with the employer no later than the end of his permissible absence; if the participant does not do so, any such conditional credits will be revoked and treated as a forfeiture to be reallocated to participants' accounts in accordance with Section 12.2(d).

         (b) EFFECT OF PERMISSIBLE ABSENCE. For purposes of vesting and participation eligibility, a participant on a permissible absence for military service under subsection (c)(i)(A) below (but not a participant on sickness or disability absence or other authorized absence under subsection (c)(i)(B) or (C) below) will continue to be credited with the number of hours of service in his normal scheduled work week before his absence for each week of permissible absence, provided he returns to active work with the employer no later than the end of the permissible absence. The preceding sentence will not apply to a participant who fails to return to active work with the employer by the end of the permissible absence, and such participant's employment will be deemed to have terminated on the first day of his permissible absence for purposes of determining his vested interest in his accounts under Section 12.2.

         (c) DEFINITIONS.

             (i) A PERMISSIBLE ABSENCE means an employee's unpaid absence from active work:

                 (A) for military service in the armed forces of the United States for a period and in a capacity such that his reemployment rights are protected by federal law, unless and until the employee is discharged from such military service or ceases to be on active duty and does not within 90 days thereafter, or within such longer period thereafter as his reemployment rights are protected by federal law, return to active work with the employer;

                 (B) for a period not in excess of 12 months on account of bona fide sickness or temporary disability;

                 (C) any other absence authorized by the employer in accordance with its established policies and procedures, provided that all participants under similar circumstances are treated alike.

             (ii) For purposes of this section, RETURN TO ACTIVE WORK means (A) the employee resumes performing his duties with the employer and (B) he completes at least 1,000 hours of service during the one-year period starting when he resumes performing his duties.


                                    ARTICLE 4

                                  PARTICIPATION


     4.1 ELIGIBLE CLASS. Each employee is in the class eligible to participate unless he is classified as a temporary employee (such as a student in an educational cooperative program or an employee who is hired for a limited period to help with a temporary work overflow) under the employer's regular personnel practices, or he is classified as a consultant under the employer's normal personnel policies and practices, or he is a person treated as an employee under Code Section 414(n).


     4.2 PARTICIPATION.

         (a) PARTICIPANT FOR EMPLOYEE SAVINGS. An employee in the eligible class may become a participant for purposes of making employee savings under Article 5 on his date of hire or on the first day of any month following his date of hire, provided that he is an employee in the eligible class on such day and provided that he is expected to complete at least 1,000 hours of service during the next 12 months.

         (b) PARTICIPANT FOR EMPLOYER CONTRIBUTIONS. An employee in the eligible class will become a participant for purposes of being eligible for employer contributions under Article 7 (subject to the applicable provisions of Article
7) on the first day of the month coinciding with or next following the date he completes one year of service, provided that he is an employee in the eligible class on such first day. For this purpose, a year of service under Section 3.1 is not completed before the last day of the 12-month computation period regardless of when during such period the employee completes 1,000 hours of service.

         If an employee who is not in the eligible class is reclassified as an eligible employee, he will become a participant for purposes of eligibility for employer contributions under Article 7 when he is reclassified if he has already completed at least one year of service and he would have become a participant for such purposes already had he always been an eligible employee.

         References to "participant" in Article 7 (or other provisions of the plan relating to an employer contribution) mean an eligible employee who has completed at least one year of service and who has become a participant in accordance with this subsection (b).

         [(c) EFFECTIVE DATE. The provisions of subsections (a) and (b) above will apply to employees with hire dates of June 1, 1992 or later; employees with hire dates before June 1, 1992 will continue to be governed by the provisions of
Section 4.2 as in effect before the Twenty-First Amendment. For this purpose, an employee's HIRE

DATE is the date he first completes an hour of service; however, an individual who received a written offer of employment from the employer before May 14, 1992 and who accepts the offer no later than May 28, 1992 will for this purpose be deemed to have a hire date before June 1, 1992.]


     4.3 END OF PARTICIPATION. A participant's active participation in the plan will end when his employment as an eligible employee ends for any reason. His participation will end when he has no further interest under the plan.


     4.4 REENTRY OF FORMER ACTIVE PARTICIPANT. A former active participant who returns to service as an eligible employee will resume his active participation in the plan on the date of his return, provided that he is expected to complete at least 1,000 hours of service during the next 12 months. If such a former participant who is not expected to do so nevertheless completes 1,000 hours of service, he will become a participant retroactively to the date of his return.


                                   ARTICLE 5

                                EMPLOYEE SAVINGS


     5.1 EMPLOYEE SAVINGS.

         (a) PARTICIPANTS' EMPLOYEE SAVINGS. Each participant may make employee savings to the plan in any whole percentage of his applicable compensation (exclusive of any items of imputed income) he elects by agreeing to reduce his applicable compensation by such amount, provided that his employee savings do not exceed any ceiling imposed by the employer on employee savings by highly-compensated employees or other employees or result in a violation of the requirements of subsection (c) or the limitations of Section 16.6. Such amounts are referred to herein as the participant's EMPLOYEE SAVINGS.

         (b) SIGN-UP PROCEDURE FOR EMPLOYEE SAVINGS. A participant who wishes to make employee savings must complete a form specifying the amount of his employee savings, agreeing to reduce his applicable compensation by such amount, and providing such other information as the employer may require. A participant will be given the opportunity to elect to make employee savings on his date of participation. If the participant elects to begin employee savings immediately, his employee savings will begin on the first day of the month coincident with or next following the date after he files his election with the employer. If the participant declines to make immediate employee savings, he may elect to begin making employee savings as of the first day of any month coincident with or next following the date he files the required form with the employer.

         (c) 401(K) LIMITS.

             (i) LIMITS. Employee savings by highly-compensated employees must not exceed such amounts that, as of the last day of each plan year, the average of the individual deferral percentages of the highly-compensated employees (the "HDP") does not exceed the average of the individual deferral percentages of all other employees (the "AODP") by more than the amount specified under the following table:

             If AODP Is:                              HDP may not exceed:
             -----------                              -------------------

             Less than 2%                             2 times AODP

             At least 2% but                          2% more than AODP
             less than 8%

             8% or higher                             1.25 times AODP

     In addition, the employee savings of a participant for any calendar year will be limited to $7,000 (as adjusted in accordance with Code Section 402
     (g)).

             (ii) MONITORING AND ADJUSTING EMPLOYEE SAVINGS. The employer will monitor participants' employee savings elections and deferral percentages and will adjust the amount of employee savings elected or made by highly-compensated employees to the extent necessary to satisfy subsection
     (i) above. Any necessary adjustment will be accomplished by reducing the employee savings of the participant (or participants) in the highly-compensated group with the highest deferral percentage first, next the participant (or participants) in such group with the second highest deferral percentage, and so on until subsection (i) is satisfied.

             Such adjustments will be made by the employer at such time or times as the employer determines, and will be made in accordance with procedures established by the employer. If necessary, the employer will direct repayment to a highly-compensated employee of the amount by which his employee savings for a plan year exceed the amount permitted under subsection (i) above, plus earnings on such amount. Such repayment will be made no later than the end of the succeeding plan year.

             (iii) HIGHLY-COMPENSATED EMPLOYEES DEFINED. An employee is considered a HIGHLY-COMPENSATED EMPLOYEE for a plan year if at any time during the plan year or the preceding plan year he:

                  (A) owns (or is considered to own within the meaning of Code
         Section 318) more than 5% of the outstanding stock of the employer;

                  (B) received annual compensation from the employer in excess of $75,000 (before any reductions in his compensation in accordance with a salary reduction agreement);

                  (C) received annual compensation from the employer in excess of $50,000 (before any reductions in his compensation in accordance with a salary reduction agreement) and is in the highest paid 20% of all employees; or

                  (D) is an officer of the employer having annual compensation greater than 50% of the amount in effect under Section 415(b)(1)(A) of the Code for the year (but no more than 50 employees will be considered highly-compensated employees under this subsection (D)).

             The $75,000 and $50,000 amounts in (B) and (C) above will be adjusted for cost-of-living increases in accordance with Code Section 414(q). In determining the highly-compensated employees for a plan year, the rules specified in Section 414(q)(2), (6) and (8) will be applied. As provided in the regulations under Code Section 414(q), in making such determination, the employer may elect to treat the determination year and the lookback year as the same and make such determinations based upon the plan year in question.

         (d) DEFERRAL PERCENTAGE DEFINED. For purposes of subsection (c) above, the DEFERRAL PERCENTAGE of a participant for a plan year means his employee savings, if any, for such plan year computed as a percentage of his compensation (as reportable on Form W-2) for such year. If a participant does not make any employee savings for a plan year, his deferral percentage for such year is zero.

         (e) CHARACTER OF EMPLOYEE SAVINGS. For purposes of Code Section 414(h), it is specifically provided that employee savings are employer contributions.

     5.2 CHANGES IN EMPLOYEE SAVINGS.

         (a) PARTICIPANT CHANGES. A participant making employee savings may increase or decrease the rate of his employee savings to any other rate he elects (subject to the limitations stated in Section 5.1(a)) by so specifying on a form filed with the employer; this may include a suspension of employee savings or a resumption of previously suspended employee savings. The increase or decrease will become effective on the first day of the month coincident with or next following the date after he files his form with the employer.

         (b) EMPLOYER RULES. The employer may establish such rules and procedures for employee savings as the employer deems advisable for the efficient administration of the plan. The employer's rules may provide that any commencement or change in a participant's employee savings will be effective on the first day of the payroll period coinciding with or next following the applicable change date, or may provide for reducing or waiving the 10 day advance notice requirement in any case or class of cases. The employer's rules may provide a limit on the number of changes any participant may make in a plan year or may include other restrictions on changes that the employer deems advisable.


     5.3 COLLECTION OF EMPLOYEE SAVINGS. The employer will collect participants' employee savings through payroll or other procedures and will deliver the amounts collected to the trustee monthly.


                                    ARTICLE 6

                             ROLLOVER CONTRIBUTIONS


     6.1 ROLLOVER CONTRIBUTIONS.

         (a) With the approval of the employer, an employee may make a rollover contribution to the plan (or cause to be transferred to the trustee directly (a "direct rollover") from a qualified trust, qualified annuity plan, individual retirement account or individual retirement annuity) in an amount which constitutes (i) a rollover contribution (as defined in Code Section 408(d)(3));
(ii) all or part of an eligible rollover distribution (as defined in Code
Section 401(a)(31), 402(c)(4) or 403(a)(4)); or (iii) a trustee to trustee transfer (other than a direct rollover) of all or part of his interest in such a plan or account. However, a transfer to this plan of accumulated deductible employee contributions made under another plan will not be permitted.

         (b) The employer, the committee and the trustee have no responsibility for determining the propriety of, proper amount or time of, or status as a tax-free transaction of any transfer under subsection (a) above.

         (c) The employer in its discretion may direct the return to the employee (or the retransfer to another trustee or custodian designated by the employee) of any rollover contributions or transfers to the extent the employer determines that such return is necessary to insure the continued qualification of this plan under Section 401(a) of the Code or that holding such rollover contribution would be administratively burdensome.

                                    ARTICLE 7

                             EMPLOYER CONTRIBUTIONS


     7.1 DEFINED CONTRIBUTION. For each plan year, the employer will make a contribution equal to 2% of the applicable compensation for such year of each participant specified in Section 7.3. The employer contribution for a plan year required by this section will be reduced by any forfeitures occurring during such year under Section 3.4(a) and Section 12.2(c). The employer's contribution under this section is called the employer DEFINED CONTRIBUTION.


     7.2 PROFIT SHARING CONTRIBUTION.

         (a) AMOUNT. For each plan year, the employer may make a profit sharing contribution in such amount, if any, as the employer in its discretion determines, subject to the limitations of Section 16.6.

         (b) ALLOCATION OF PROFIT SHARING CONTRIBUTION. The employer's profit sharing contribution (if any) for a plan year and any forfeitures occurring during the plan year and not applied under Section 7.1 will be credited to the accounts of eligible participants (as specified in Section 7.3) as follows:

             (i) STEP ONE. Each eligible participant will receive an allocation in the proportion that his applicable compensation for the plan year in excess of the threshold specified below bears to the aggregate of such excess applicable compensation for such year for all eligible participants. The maximum amount allocated to any participant under this step will be a percentage of his excess applicable compensation; the percentage will be the employer OASDI tax rate under Code Section 3111 as in effect at the beginning of the plan year, but not higher than 5.4%. The threshold is equal to the Social Security taxable wage base in effect for the plan year. However, the amount allocated under this Step One will never exceed an amount such that the allocation as a percentage of a participant's excess applicable compensation is greater than the Step Two allocation as a percentage of a participant's applicable compensation. The amount to be allocated under Step One will be reduced and instead allocated under Step Two to the extent (but only to such extent) necessary to meet the requirements of the preceding sentence.

                  The amount allocated under this subsection (i) will be credited to his basic account. [For the June 1 to December 31, 1993 plan year, the threshold is equal to seven-twelfths of the Social Security taxable wage base for 1993.]

             (ii) STEP TWO. If any of the employer's profit sharing contribution for a plan year remains after Step One (or is reallocated from Step One as described above), each eligible participant will receive an allocation in the proportion that his applicable compensation for such year bears to the aggregate applicable compensation for such year of all eligible participants.

                  The amount allocated under this subsection (ii) will be credited to his withdrawable account, up to a maximum of four percent of his applicable compensation; any additional amount allocated under this subsection (ii) (exceeding four percent of his applicable compensation for such year) will be credited to his basic account.


     7.3 PARTICIPANTS ELIGIBLE FOR CONTRIBUTIONS. A participant is eligible to share in the employer's defined contribution and profit sharing contribution for a plan year if he is a participant on the last regularly scheduled work day of such plan year and he completed at least 1,000 hours of service during such plan year (or a prorated portion of 1,000 if he was an eligible employee for only part of such year).

     The requirements in the preceding sentence will not apply if (a) the participant's status as an employee ended during the plan year due to retirement, death or disability, or transfer to a related company, or (b) the participant is on a permissible absence on the last day of the plan year, as provided in Section 3.4.


     7.4 FORM AND TIME OF CONTRIBUTION. The employer's contributions for a plan year will be paid to the trustee in cash or other property acceptable to the trustee. Such contributions will be paid to the trustee no later than the due date (including extensions) for filing the employer's federal income tax return for such year.


     7.5 EXCESS CONTRIBUTIONS. If, due to miscalculation or error, the employer's contributions for a plan year exceed the amount provided for hereunder or determined by the employer, such excess may be treated as a contribution for the succeeding plan year or years.


     7.6 RETURN OF CONTRIBUTION MADE IN ERROR OR NOT DEDUCTIBLE. Each employer contribution hereunder is conditioned upon the requirement that the amount of the contribution will be deductible under Code Section 404. If all or part of an employer contribution is made because of a mistake of fact or if the deduction under Code Section 404 of any portion of an employer's contribution is disallowed, the amount contributed because of a mistake of fact or the amount for which the deduction is disallowed will be returned to the employer if the employer makes demand therefor within the time allowed by law.

                                   ARTICLE 8

                              ACCOUNTS AND CREDITS


     8.1 ESTABLISHMENT OF ACCOUNTS. The employer will establish and maintain in the name of each participant such of the following accounts as are appropriate for the participant:

     (a) employee savings account;

     (b) defined contribution account;

     (c) basic account;

     (d) withdrawable account; and

     (e) rollover account.

Credits and charges to such accounts will be made as provided in the plan.


     8.2 CREDITING EMPLOYEE SAVINGS. Employee savings by a participant will be credited to his employee savings account when such employee savings are received by or for the account of the trustee.


     8.3 CREDITING EMPLOYER DEFINED CONTRIBUTIONS. The employer's defined contribution under Section 7.1 on behalf of a participant, equal to 2% of his applicable compensation, will be credited to his defined contribution account when received by or on behalf of the trustee.

     8.4 CREDITING PROFIT SHARING CONTRIBUTIONS. A participant's share of the employer's profit sharing contribution under Section 7.2 will be credited to his basic account and withdrawable account (as specified in Section 7.2) when received by or on behalf of the trustee.


     8.5 CREDITING ROLLOVERS. Rollovers by or on behalf of an employee under
Section 6.1 will be credited to his rollover account when received by or on behalf of the trustee.


     8.6 CHARGES TO ACCOUNTS. Any amount distributed, paid, withdrawn or transferred from an account will be a charge against such account as of the date of distribution, payment, withdrawal or transfer.


                                   ARTICLE 9

              INVESTMENT FUNDS AND CREDITING INVESTMENT EXPERIENCE


     9.1 INVESTMENT FUNDS. The employer may direct the trustee to establish one or more separate investment funds within the trust fund and to invest each such separate investment fund in different types or categories of assets (e.g., equities or fixed-income securities, or shares of specified mutual funds, or publicly traded shares of common stock of the employer's parent) or in accordance with investment objectives specified by the employer. The employer may add or delete separate investment funds in its discretion.

         The employer will maintain (or will cause to be maintained by the trustee or a service provider or third party administrator) records which reflect the portion of each account that is invested in each separate investment fund. The existence of such records and of participants' accounts will not be deemed to give any person any right, title or interest in or to any specific assets or part of the trust fund or any separate investment fund.


     9.2 PARTICIPANT-DIRECTED INVESTMENTS.

         (a) PARTICIPANT INVESTMENT DIRECTIONS. Each participant may direct the investment of his accounts among the separate investment funds established under
Section 9.1. However, the amount in a participant's defined contribution account may not be invested in an investment fund consisting of stock of the employer (or its parent or another affiliate).

         A participant may initially direct the investment of his accounts entirely in one investment fund or in a combination of two or more of the investment funds as specified in an investment election form filed with the employer, provided that combinations must be in such minimum increments as are specified in the rules and procedures governing participant investment choices adopted by the employer (or, if applicable, the trustee or service provider or third party administrator) from time to time.

         (b) RESPONSIBILITY FOR INVESTMENTS. The participant will have sole responsibility for any investment direction given under subsection (a), and no named fiduciary or other person will have any liability for any loss or diminution in value resulting from the participant's exercise of such investment responsibility. It is intended that Section 404(c) of ERISA will apply to a participant's investment directions under this section.

         (c) ABSENCE OF INVESTMENT DIRECTIONS. If a participant does not file an investment election form with the employer, his accounts will be invested in the balanced fund (or the most nearly equivalent fund if there is no balanced fund), and his failure to file an investment election form will be deemed to be an election of such fund.

         (d) CHANGES IN INVESTMENT DIRECTIONS. A participant may change his investment directions (either as to the investment of future contributions to his accounts or as to the transfer of amounts invested in one separate investment fund to another fund or funds) in such manner and at such times as may be permitted under the investment rules and procedures.


     9.3 VALUATION OF ASSETS. As of the last day of each plan year and at any other time that the employer directs (referred to herein as a VALUATION DATE), the trustee will determine the fair market value of the assets in each separate investment fund of the trust fund, relying upon such evidence of value as the trustee deems appropriate. The employer may establish different valuation dates for different classes of plan investments (for example, the employer may direct that the fair market value of separate investment funds consisting of investments in open-end mutual funds will be valued at the end of each business day).


     9.4 CREDITING INVESTMENT EXPERIENCE. As of each valuation date (before crediting any employer contributions, employee savings or rollovers to participants' accounts as of such date), expenses not paid by the employer, investment income and gains and losses in asset values in each separate investment fund since the preceding valuation date will be credited or charged to participants' accounts invested in such fund. The allocation of expenses and investment results will be in proportion to the adjusted account balances in such fund as of such valuation date. The ADJUSTED ACCOUNT BALANCE of an account invested in a separate investment fund is the amount in such account as of the close of business on the preceding valuation date, increased by one-half of any employee savings credited to such account and decreased by any withdrawals or distributions from such account since the preceding valuation date, and further increased or decreased in accordance with any uniform rules established by the employer to allocate expenses and investment results fairly. Notwithstanding the preceding two sentences, if at any time the plan is being administered with daily valuation dates and investments in shares of open-end mutual funds and/or an investment fund consisting of publicly traded common stock of the employer (or its parent or other affiliate), investment income and gains or losses will be automatically credited to participants' accounts as a consequence of the daily determination of the net asset value of the open-end mutual fund shares and/or the daily value at the close of each business day of the shares of publicly traded common stock of the employer (or its parent or other affiliate) and the reinvestment of dividends thereon in additional shares.



                                   ARTICLE 10

                                      LOANS


     10.1 AVAILABILITY OF LOANS. Loans will be available to all participants on a reasonably equivalent basis under uniform, nondiscriminatory borrowing rules or guidelines established by the employer (or by the trustee or a service provider or third party administrator providing loan services). A participant's loan application that meets the requirements for a loan hereunder will be processed and the requested loan will be made to the participant. Any loan hereunder will bear a reasonable rate of interest and will be evidenced by a promissory note signed by the participant. In addition, a married participant's application must contain his spouse's consent (which meets the requirements of Section 12.9(b)(iii)) if any portion of the participant's defined contribution account will be used for the loan.

     10.2 BORROWING RULES. The employer (or the trustee or a service provider or a third party administrator providing loan services) may adopt borrowing rules for loans hereunder and may revise such rules from time to time. Such rules may contain such requirements pertaining to loans as are deemed necessary or desirable and which are not specified herein. The borrowing rules may govern the procedures and cut-off dates for applying for loans hereunder and the terms of such loans, including (a) the number of loans that a participant may request in any year and the number of loans that may be outstanding at any time to a participant, (b) any restrictions on reborrowings not stated in this section,
(c) the interest rate in effect from time to time for loans or the method of ascertaining such interest rate, (d) the repayment schedule for loans or the method for determining the repayment schedule, and (e) any additional security (besides the participant's account balances) for the repayment of loans.


     10.3 AMOUNT OF LOANS. The maximum loan amount that may be outstanding to a participant will be the smaller of (a) one-half of the participant's vested account balances or (b) $50,000 (reduced by the highest outstanding loan balance during the one-year period ending on the date of the current loan). For purposes of applying such limits, account values as of the date when the participant requests the loan will be used. The minimum loan will be such amount as may from time to time be reflected in the borrowing rules (but not more than $1,000).


     10.4 MAXIMUM REPAYMENT PERIOD.

         (a) OTHER THAN RESIDENTIAL LOANS. Except as provided in subsection (b) below, the maximum term of a loan will be five years (provided that a shorter repayment period may be provided in the borrowing rules for small loans).

         (b) RESIDENTIAL LOANS. If a participant requests a loan for the acquisition of his principal residence, the repayment period will be determined by reference to bank loans for the same purpose.


     10.5 SECURITY FOR REPAYMENT. Each loan hereunder will be a participant-directed investment for the benefit of the participant requesting such loan; accordingly, any default in the repayment of principal or interest of any loan hereunder will reduce the amount available for distribution to such participant (or his beneficiary). Thus, any loan hereunder will be effectively and adequately secured by the vested amount in the participant's accounts.


     10.6 REPAYMENT. The employer may require a participant to execute an agreement to repay the principal and interest of a loan through regular payroll deduction payments from the participant's compensation. The employer may establish back-up repayment procedures for participants who do not make payroll deduction repayment; except as may otherwise be permitted under applicable regulations, any such back-up procedures will provide for substantially level amortization payments made at least quarterly. Any loan hereunder may be prepaid, in whole or in part, at any time without penalty.

     Each loan hereunder will provide that, if a participant voluntarily or involuntarily terminates employment with a loan outstanding, the loan will be due and payable in full at the end of the month following the calendar quarter during which the participant terminated employment. However, if the participant's employment was involuntarily terminated by the employer, and the participant demonstrates to the committee's satisfaction that immediate repayment of the outstanding loan as provided in the preceding sentence would involve financial hardship, the committee may extend for up to six months the date for full payment of the loan. During the period between the participant's termination of employment and the due date for full payment of his loan under this paragraph, the participant must continue making loan repayments in accordance with the repayment schedule in effect before his termination of employment.

     10.7 ACTION UPON DEFAULT. If a participant defaults on any payment of interest or principal of a loan hereunder or defaults upon any other obligation relating to such loan, the employer may take (or direct the trustee to take) such actions as it determines to be necessary to protect the interests of the plan. Such actions may include commencing legal proceedings against the participant or foreclosing on any security interest in the participant's account; however, the employer will not direct foreclosure on the participant's employee savings account, defined contribution account or basic account at a time when the participant would not be entitled to withdraw from or receive a distribution from these accounts under Article 0.


     10.8 DISTRIBUTION TO PARTICIPANT WITH LOAN. In the case of any participant with a loan outstanding hereunder, the amount available for distribution to such participant (or his beneficiary) will consist of the portion of his accounts invested in the investment funds of the trust fund. In addition, the participant's note will be distributed to him (or his beneficiary), and the trustee will report the value of the note as the amount of unpaid principal and interest due thereon at the date of distribution.


     10.9 ACCOUNTING FOR LOANS. The employer (or the trustee or service provider or third party administrator providing loan services) will establish rules governing the procedures and ordering rules for liquidating the participant's accounts to make a loan to him.

          The employer (or the trustee, service provider or third party administrator) will establish and maintain a loan account for each borrowing participant. The unpaid principal and accrued but unpaid interest on loans to a participant will be reflected for plan accounting purposes in the participant's loan account. Repayments by the participant will be credited to his loan account. The employer (or the trustee, service provider or third party administrator) will establish uniform procedures for transferring repayment amounts from his loan account to the participant's other accounts.


                                   ARTICLE 11

                             IN-SERVICE WITHDRAWALS


     11.1 IN-SERVICE WITHDRAWALS FROM ROLLOVER ACCOUNTS.

          (a) AMOUNT. A participant with a rollover account may elect to withdraw from his rollover account any amount he specifies up to the total amount in his rollover account. A request for an in-service withdrawal under this section will be in writing to the employer on such form as the employer may prescribe.

          (b) PAYMENT. Such an in-service withdrawal by a participant will be paid to him as soon as practicable after he files his withdrawal request.

     11.2 IN-SERVICE WITHDRAWALS FROM WITHDRAWABLE ACCOUNT.

          (a) AMOUNT. A participant may withdraw from his withdrawable account any amount he specifies up to a maximum equal to his vested interest in such account, provided (i) that the maximum amount withdrawable under this section in any plan year is $25,000, (ii) that no employer profit-sharing contribution may be withdrawn from such account until it has been on deposit in the trust fund for at least two years, and (iii) that amounts attributable to cash option amounts in old Account B transferred to the participant's withdrawable account may not be withdrawn under this section. A request for such an in-service withdrawal will be made in writing to the employer on such form as the employer may prescribe.

          (b) PAYMENT. An in-service withdrawal by a participant will be paid to him as soon as practicable after he files his withdrawal request.


     11.3 IN-SERVICE WITHDRAWALS FOR FINANCIAL HARDSHIP.

          (a) APPLICATION. A participant may apply to the committee for a withdrawal in case of financial hardship. The participant will file a written application setting forth the specific immediate and significant financial need prompting his request, the amount needed to meet such financial need, the unavailability of other financial resources of the participant to meet such need, and such other information as may be needed under this section or as the committee may request. In determining whether a participant has a financial hardship, the amount of his need and the unavailability of other resources to meet the need, the committee may reasonably rely on the participant's representations set forth in his application.

          (b) FINANCIAL HARDSHIP DEFINED.

              (i) IN GENERAL. Financial hardship means a participant's immediate and significant need of money to meet an unusual or special situation in his financial affairs ("need") for which other resources are not reasonably available so that the hardship withdrawal is necessary to meet the need ("necessity").

              (ii) NEED. Need of funds for the following will constitute financial hardship: (A) medical expenses incurred by the participant or his spouse or dependent; (B) purchase of the participant's principal residence (not including mortgage payments); (C) tuition payments for up to the next 12 months of post-secondary education for the participant or his spouse, child or dependent; (D) rent or mortgage payments to prevent the participant's eviction from or the foreclosure of the mortgage on his principal residence; or (E) such other events or circumstances as the Internal Revenue Service specifies in rulings or regulations.

              If the participant's financial need is not listed in the preceding paragraph, the participant must show in his application facts and circumstances amounting to a similar immediate and significant need.

              In addition to the amount needed to meet the financial hardship, the participant may request to withdraw the amount needed to pay income taxes (and any penalties) on the withdrawal.

              (iii) NECESSITY. The participant must show in his application that the amount of the withdrawal is not in excess of the amount required to meet the financial need and that the participant cannot meet the need from other reasonably available financial resources, such as insurance proceeds, reasonable liquidation of other assets, in-service withdrawals under
     Section 11.1, 11.2 or 11.5 (if available), or loans available under Article 0 (or distributions or nontaxable loans from any other plan in which he participates), or borrowing from other sources on reasonable terms, or through cessation of employee savings hereunder.

              A withdrawal will be deemed necessary to satisfy the participant's financial need if either (A) the participant has made all non-hardship withdrawals and obtained all nontaxable loans available under this plan; or (B) the participant satisfies such other requirements as may be prescribed by the Internal Revenue Service.

              Notwithstanding Section 5.1, a participant who makes a hardship withdrawal under this section and who established that such withdrawal was necessary under the deemed necessary method described in the preceding paragraph may not make employee savings hereunder (or under any other plan maintained by the employer) for a period of 12 months following the date of the in-service withdrawal. Also, in the calendar year following the date of the withdrawal, such a participant may not make employee savings which, when added to his employee savings during the calendar year of the withdrawal, exceed the amount specified in the last sentence of Section 5.1(c)(i).

              (c) MAXIMUM WITHDRAWAL. The maximum amount available for hardship withdrawal is the sum of:

                  (i) the amount in the participant's employee savings account as of November 30, 1988, plus the participant's employee savings after such date (but not earnings on such account after such date); plus

                  (ii) the vested amount in the participant's basic account;
     plus

                  (iii) the vested amount in the participant's withdrawable account (to the extent not already withdrawn under Section 11.2).

              (d) PAYMENT. If approved by the committee, a hardship withdrawal will be paid to the participant as soon as practicable taking into account the needs of the participant and the efficient administration of the plan.


     11.4 WITHDRAWALS OF EXCESS EMPLOYEE SAVINGS. If a participant's employee savings under Section 5.1 for a calendar year exceed $7,000 (as adjusted in accordance with Code Section 402(g)) because he also participated in another employer's 401(k) plan or other arrangement under Code Section 408(k) or 403(b) during such year, the participant may request to withdraw all or part of such excess. Such a request must be in writing and filed with the employer no later than the March 1 following such calendar year. Such a withdrawal will be paid to the participant as soon as practicable after his request and will include income and investment gain or loss allocable to such withdrawn amount.


     11.5 WITHDRAWALS AT OR AFTER NORMAL RETIREMENT DATE.

          (a) AMOUNT. At or after a participant's normal retirement date (as defined in Section 12.1(b)), he may withdraw from his accounts any amount he specifies up to the full amount in his accounts. A request for such an in-service withdrawal will be made in writing to the employer on such form as the employer may prescribe.

          (b) PAYMENT. An in-service withdrawal by a participant under this section will be paid to him as soon as practicable after he files his withdrawal request."


     11.6 RULES AND PROCEDURES. The employer may adopt rules and procedures for in-service withdrawals, which may include the minimum withdrawal amount and ordering rules for the liquidation of a participant's accounts and investment funds to make payment of an in-service withdrawal.

          The committee may adopt rules relating to its review of specific hardship withdrawal applications (and may make exceptions to its general rules in appropriate cases).

                                   ARTICLE 12

                                  DISTRIBUTIONS


     12.1 DISTRIBUTION UPON RETIREMENT OR DISABILITY.

          (a) AMOUNT. A participant who retires or who terminates service with the employer because of disability will receive the full amount in his accounts even if he is not 100% vested under the schedule in Section 12.2. Payment will be made at the time provided in Section 12.4.

          (b) RETIREMENT DEFINED. Retirement means the participant's termination of employment on an early retirement date or on or after his normal retirement date. A participant's NORMAL RETIREMENT DATE is the later of his 60th birthday or the 5th anniversary of the date he became a plan participant. His EARLY RETIREMENT DATE is any date before his normal retirement date and on or after the later of his 55th birthday or the date he completes six years of service.

          (c) DISABILITY DEFINED. Disability means the participant's apparently permanent inability to perform satisfactorily the duties of his position with the employer because of a physical or mental impairment. The committee will determine disability. The committee may require a participant to be examined by a duly qualified physician (or other specialist) selected by the committee, and may rely upon the physician's (or other specialists's) opinion in determining the participant's disability.


     12.2 DISTRIBUTION UPON TERMINATION OF EMPLOYMENT.

          (a) AMOUNT. A participant who terminates employment for any reason other than retirement, disability or death will receive the vested amount in his accounts at the time specified in Section 12.4(e).

          (b) VESTED INTEREST. A participant will be fully vested in his employee savings account and rollover account at all times.

          A participant who terminates employment for any reason other than retirement, disability or death will have a vested interest in that percentage of his basic account, withdrawable account and defined contribution account specified in the following table based upon his number of years of service as of the date of his termination of employment:

               Years of Service                         Vested Percentage
               ----------------                         -----------------

                 Less than 2                                    0%
                      2                                        20%
                      3                                        40%
                      4                                        60%
                      5                                        80%
                  6 or more                                   100%


          (c) FORFEITURE OF NON-VESTED INTEREST. The non-vested portion of a terminated participant's accounts, if any, will be forfeited by him on the day after his termination of employment. If a terminated participant whose accounts were wholly or partially forfeited returns to employment with the employer (or a related company) before he has six consecutive breaks in service, the amount forfeited will be restored to his account on the next valuation date. The amount restored will equal the amount forfeited without change to reflect investment results.

          (d) TREATMENT OF FORFEITURES. Any forfeitures occurring during a plan year under subsection (c) above (or any amounts treated as forfeitures under Section 3.4(a)) will be treated as an employer profit sharing contribution under
Section 7.2 (up to the amount that the employer had otherwise determined to contribute under Section 7.2) or as an employer defined contribution under
Section 7.1 (to the extent forfeitures exceed the amount that would otherwise be contributed under Section 7.2 for such plan year), and will be allocated to participants' accounts as provided in the plan. Forfeiture amounts described in the preceding sentence will offset the amount the employer would otherwise contribute under Section 7.2 or Section 7.1, as the case may be.

     12.3 DISTRIBUTION UPON DEATH.

          (a) IN GENERAL. If a participant dies while in the employ of the employer, his accounts will be fully vested regardless of his number of years of service. Otherwise, his vested interest in his accounts will be determined as of his termination of employment before his death. His beneficiary will receive the vested amount (if any) remaining in his accounts.

          (b) DESIGNATION OF BENEFICIARY. A participant may designate one or more beneficiaries to receive any distribution payable under subsection (a) and may revoke or change such a designation at any time. If the participant names two or more beneficiaries, distribution to them will be in such proportions as the participant designates or, if the participant does not so designate, in equal shares. Any designation of beneficiary will be in writing on such form as the employer may prescribe and will be effective upon filing with the employer.

          Notwithstanding the preceding paragraph, the sole beneficiary of a married participant will be the participant's spouse unless the spouse consents in writing to the designation of another person as beneficiary. The spouse's consent must acknowledge the effect of such consent and be witnessed by a plan representative or a notary public. If a married participant (with spousal consent) designated another person as beneficiary and such designation was made before the first day of the plan year in which his 35th birthday occurs, effective as of the first day of such plan year the designation will become invalid insofar as it relates to the participant's defined contribution account (this means that the participant must file a new designation (with spousal consent) to continue such person as the beneficiary of his defined contribution account).

          (c) NO DESIGNATION. Any portion of a distribution payable upon the death of a participant which is not disposed of by a designation of beneficiary under subsection (b), for any reason whatsoever, will be paid to the participant's spouse if living at his death, otherwise equally to the participant's natural and adopted children (and the issue of a deceased child by right of representation), otherwise to the participant's estate.

          (d) PAYMENT UNDER PRIOR DESIGNATION. The employer may direct payment in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before a later designation is received, or (ii) is due to the employer's inability to verify the authenticity of a later designation. Such a distribution will discharge all liability therefor under the plan.


     12.4 TIME OF DISTRIBUTIONS.

     (a) ACTIVE EMPLOYEE. Distribution of a participant's accounts will be made (or installment payments will begin) no later than the April 1 following the year in which such participant reaches age 70-1/2 even though the participant continues in employment thereafter.

     (b) RETIRED OR DISABLED EMPLOYEE. Payment to a retired or disabled participant will be made (or installment payments will begin) as soon as practicable after his date of retirement or disability.

          (c) BENEFICIARY. Distribution to a participant's beneficiary will be made (or installment payments will begin) as soon as practicable after the date when the employer receives such evidence of the participant's death and the right of any beneficiary to receive such payment as it deems necessary. However, if the beneficiary is the participant's spouse, the spouse may in a form filed with the employer elect to defer distribution until the date the participant would have reached age 65.

          (d) DELAY TO PERMIT FINAL ALLOCATION. Notwithstanding subsections (b) and (c) above, the employer may delay the date of payment (or the date of the first installment payment) to a retired or disabled participant or a beneficiary of a deceased participant until the employer contributions for the participant's final plan year have been credited to the participant's accounts.

          (e) TERMINATED PARTICIPANTS. A participant who terminates employment for any reason other than retirement, disability or death will receive payment of his vested accounts (or the first installment payment) as soon as practicable after his date of termination.

          (f) ELECTION TO DEFER. Notwithstanding subsections (b) and (e), if the participant terminates employment before age 65 and his vested account balances exceed $3,500, he may elect to defer the payment of his accounts (or the first installment payment) to such date as he designates. The date may not be later than his 65th birthday.

          An election to defer must be in writing on such form as the employer prescribes and be filed with the employer. Payment of his vested accounts will be made in accordance with the participant's election, provided that the participant may request earlier payment by notifying the employer.

          (g) TEFRA GRANDFATHER ELECTION. Notwithstanding any other provision of the plan, if a participant made a timely election under Section 242(b) of the Tax Equity and Fiscal Responsibility Act of 1982, payment will be made in accordance with such election.


     12.5 MANNER OF PAYMENT. A participant's accounts will be distributed in cash (or an annuity contract under Section 12.6(c)).


     12.6 FORMS OF PAYMENT. A participant's accounts will be distributed at the relevant time to the participant (or to his beneficiary in the event of his death) by one of the following forms of payment, as elected by the participant or beneficiary:

          (a) a single payment;

          (b) substantially equal installments over a period of 5, 10 or 15 years, as chosen by the participant, provided that (i) installment payments will be available only to participants who are age 55 or older when payments begin (or beneficiaries of such participants) and (ii) any installment payout period is subject to the distribution rules of Section 12.10, or

          (c) purchase of an annuity contract from an insurance company and distribution of such contract to the participant. Such a contract may be a life annuity for the participant or a joint and surviving spouse annuity for the participant and his spouse as described in Section 12.9(a).

          Any payment will be based upon the vested amount in the participant's accounts as of the valuation date immediately preceding the date of the payment.


     12.7 STANDARD FORM OF PAYMENT. The standard form of payment described in this section will be paid unless the participant (or beneficiary) elects another form of payment under Section 12.8.

          (a) DEFINED CONTRIBUTION ACCOUNT. The standard form of payment of a participant's defined contribution account is the purchase of a life annuity contract with monthly payments for the participant's lifetime starting on the date payment is to be made under Section 12.4. If a participant is married, the standard form of payment of the participant's defined contribution account is a qualified joint and surviving spouse annuity, as described in Section 12.9(a). The rules in this subsection (a) apply only if the vested amount in the participant's defined contribution account exceeds $3,500.

          (b) OTHER ACCOUNTS. The standard form of payment of a participant's other accounts is a single payment.

          (c) BENEFICIARY. Except as provided in the following sentence, the standard form of payment to a beneficiary is a single payment. If the participant's spouse is the beneficiary of his defined contribution account, such account will be used to purchase a life annuity contract for the spouse unless the spouse elects otherwise.


     12.8 ELECTION OF OPTIONAL FORM OF PAYMENT. A participant may elect an optional form of payment, may revoke a prior election, or make a new election after revoking a prior election, by completing and filing the prescribed form with the employer. Any election, revocation, or failure to make an election will become effective and irrevocable on the date the participant's benefit payments begin; the participant may not make an election or change an election after the date benefit payments begin, except that the employer in its discretion may permit a later election or change of election if it determines that the circumstances so warrant. If a participant elects installments or a joint and surviving spouse annuity contract, the participant must designate the beneficiary (for installments) and provide such information about the beneficiary or surviving spouse as the employer may require.

     12.9 AUTOMATIC JOINT AND SURVIVING SPOUSE ANNUITY FOR MARRIED PARTICIPANT WHO DOES NOT ELECT OTHERWISE. The joint and surviving spouse annuity rules of this section apply to the payment of a married participant's defined contribution account; such rules also apply to the payment of a married participant's other accounts if the participant elects an annuity contract form of payment for such accounts. In addition, the rules of this section apply only if the amount that would be used to purchase a joint and surviving spouse annuity contract exceeds $3,500.

          (a) IN GENERAL. If a participant has a spouse on the date under
Section 12.4 when he is to receive payment (or the first installment payment), the vested amount in such accounts will be used to purchase a joint and surviving spouse annuity contract unless the participant elects otherwise and the participant's spouse consents to such election. Under the joint and surviving spouse annuity contract, the participant will receive a monthly pension payable for his lifetime and ending with the payment immediately before his death, with monthly payments equal to 50% of the participant's monthly payment amount continuing thereafter to his surviving spouse (if any) and ending with the payment immediately before the spouse's death.

          (b) MARRIED PARTICIPANT'S ELECTION OF ANOTHER FORM OF PAYMENT.

              (i) ELECTION. A married participant may elect not to receive payment in the form of a joint and surviving spouse annuity contract by filing a written election form with the employer during an election period consisting of the 90 days immediately preceding the participant's annuity starting date (which is the first day of the first period for which he receives an amount payable in the form of an annuity or any other form). During the election period, a participant may revoke an election and may make a new election after revoking a prior election.

              (ii) WRITTEN NOTIFICATION OF ELECTION. The employer will furnish each married participant with a notification of the right to elect another form of payment, by personal delivery or mailing so as to reach him a reasonable time before the start of his election period. The notification will be written in non-technical language and will include an explanation of the terms and conditions of the automatic joint and surviving spouse annuity form, the participant's right to make and the effect of an election not to receive benefits in such form, the rights of the participant's spouse, and the participant's right to revoke and the effect of a revocation of a previous election not to receive benefits in such form.

              (iii) SPOUSAL CONSENT REQUIRED. A participant's election under subsection (i) above will be valid only if the participant's spouse consents in writing to such election. The spouse's consent must acknowledge the effect of such consent and must be witnessed by a representative of the plan or a notary public.

              The foregoing spousal consent requirement will apply to a participant unless he establishes that he is not married or that his spouse cannot be located. In making determinations of marital status, the employer may rely upon the participant's representation as to his marital status and the identity of his spouse.

              (iv) COMPLIANCE WITH REGULATIONS. Notifications, elections and spousal consents under this section, and any of the committee's procedures relating thereto, will comply with Code Sections 401(a)(11) and 417 and regulations and rulings thereunder.


     12.10 DISTRIBUTION RULES FOR INSTALLMENT PAYMENTS. The following rules apply if a participant or beneficiary elects installment payments. If a surviving spouse elects installments, the surviving spouse will be treated as the participant for purposes of applying the rules below.

          (a) PAYMENTS TO PARTICIPANT OR TO PARTICIPANT AND SURVIVING SPOUSE. Where installment payments commence during the participant's lifetime, and the participant has no designated beneficiary or his spouse is his designated beneficiary, this subsection will apply. The amount to be distributed each year will be at least equal to the balance in the participant's account as of the preceding year's payment anniversary date multiplied by a fraction. The numerator of the fraction is one and the denominator is the life expectancy of the participant (or joint life expectancies of the participant and his spouse) determined as of the preceding anniversary date.

          (b) PAYMENTS TO PARTICIPANT AND NON-SPOUSE BENEFICIARY. Where installment payments commence during the participant's lifetime, and the participant's designated beneficiary is other than his spouse, this subsection will apply. The amount to be distributed each year will be at least equal to the balance in the participant's accounts as of the preceding year's payment anniversary date multiplied by a fraction. The numerator of the fraction is one; the denominator is the smaller of the joint life expectancy of the participant and his designated beneficiary or the "applicable divisor" under Section 1.401(a)(9)-2 of the proposed regulations (or any replacing regulations), computed as of the date of the first payment and reduced by one for each succeeding year.

          (c) PAYMENTS TO NON-SPOUSE BENEFICIARY. Where installment payments commence after the participant's death (other than in cases where the participant's surviving spouse is the beneficiary), this subsection will apply. The amount to be distributed each year will be at least equal to the balance in the accounts as of the preceding year's payment anniversary date multiplied by a fraction. The numerator of the fraction is one and the denominator is either the life expectancy of the beneficiary determined at the first payment date (where the beneficiary was designated by the participant) or five (in all other cases), with the denominator decreased by one for each subsequent payment.

          (d) REMAINING BALANCE UPON THE DEATH OF A PARTICIPANT. If a participant who elects installment payments dies with a balance remaining in his accounts, the remaining balance will be distributed to his beneficiary at least as rapidly as under the method of distribution being used as of the participant's death.


     12.11 REHIRE BEFORE DISTRIBUTION. If a participant is rehired before distribution of his accounts has started, such distribution will be deferred until his subsequent termination of employment. If a partial distribution has been made, the employer in its discretion will determine whether distribution is to be continued, or is to be suspended until his subsequent termination of employment.


     12.12 DIRECT ROLLOVERS.

          (a) IN GENERAL. This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

          (b) DEFINITIONS. The following definitions apply for purposes of this section.

              (i) ELIGIBLE ROLLOVER DISTRIBUTION is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code
          Section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). In addition, an eligible rollover distribution will not include any distribution that is below any threshold amount established by applicable regulations (including any threshold amount for direct rollovers when only a portion of a distributee's distribution is being rolled over).

              (ii) An ELIGIBLE RETIREMENT PLAN is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that will accept the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

              (iii) A DISTRIBUTEE includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

              (iv) A DIRECT ROLLOVER is a payment by this plan to the eligible retirement plan specified by the distributee, with such payment being made in any manner permitted by applicable regulations.



                                   ARTICLE 13

                    AMENDMENT, MERGER AND TERMINATION OF PLAN


     13.1 AMENDMENT OF PLAN. At any time and from time to time, the employer may amend or modify any or all of the provisions of the plan without the consent of any person, provided that no amendment will reduce any participant's nonforfeitable interest in his accounts as of the date such amendment is adopted (or its effective date, if later), and provided further that no amendment will permit any part of the trust fund to revert to the employer or be used for or diverted to purposes other than for the exclusive benefit of participants or their beneficiaries.


     13.2 MERGER OF PLANS. A merger or consolidation with, or transfer of assets or liabilities to, any other plan will be permitted only if the benefit each participant would receive if such plan were terminated immediately after the merger, consolidation or transfer is not less than the benefit he would have received if this plan had terminated immediately before the merger, consolidation or transfer.


     13.3 TERMINATION. The employer has established the plan with the bona fide expectation and intention that it will be able to continue the plan and contributions thereto indefinitely, but the employer reserves the right to discontinue contributions to the plan indefinitely or temporarily, or it may terminate the plan, and it will have no liability to any participant, beneficiary or other person as a result of such discontinuance or termination by the employer.

      The employer's failure to make contributions in any year or years will not operate to terminate the plan in the absence of formal action by the employer. The employer in its discretion may terminate the money purchase plan or the profit sharing plan and continue the other.


     13.4 EFFECT OF TERMINATION. Upon complete discontinuance of contributions or termination or partial termination of the plan, the accounts of affected participants will be nonforfeitable. After such termination, no employee will become a participant, and no further contributions or employee savings will be made to the plan on behalf of participants.

     After termination of the plan, the trustee will continue to hold the assets of the trust fund attributable to the accounts of participants for distribution as directed by the employer. The employer will determine whether to disburse such assets as immediate benefit payments, to retain and disburse them in the future, to purchase immediate or deferred annuity contracts, or to follow any other procedure which it deems advisable.

                                   ARTICLE 14

                                NAMED FIDUCIARIES


     14.1 IDENTITY OF NAMED FIDUCIARIES. The employer, the trustee and the committee will be the named fiduciaries under the plan and will control and manage the plan and its assets to the extent and in the manner indicated in this article and in the trust agreement. Any responsibility assigned to a named fiduciary will not be deemed to be a duty of a "fiduciary" (as defined in ERISA) solely because of such assignment.


     14.2 RESPONSIBILITIES AND AUTHORITY OF COMMITTEE. The committee will have such responsibilities and authority for the operation and administration of the plan as are specifically assigned to it hereunder. The responsibilities and authority of the committee are set forth in detail in various articles of this plan and primarily in Article 0.


     14.3 RESPONSIBILITIES AND AUTHORITY OF TRUSTEE. The trustee will manage and control the assets of the plan except to the extent that such responsibilities
(a) are specifically assigned hereunder or under the trust agreement to the employer, (b) are delegated to one or more investment managers by the employer, or (c), if applicable, are performed by a participant with respect to the selection of a separate investment fund or funds for the investment of his accounts in accordance with Section 9.2 or with respect to the obtaining of a loan under Article 10. The responsibilities and authority of the trustee are set forth in detail primarily in the trust agreement.


     14.4 RESPONSIBILITIES OF THE EMPLOYER. The employer will have the following responsibilities and authority with respect to the control and management of the plan and its assets:

          (a) to amend or terminate the plan;

          (b) to merge or consolidate the plan with, or transfer all or part of the assets or liabilities to, any other plan;

          (c) to appoint, remove and replace the trustee and the committee members and to monitor their performances;

          (d) to appoint, remove and replace one or more investment managers, or to refrain from such appointments, and to monitor their performances; and to determine the separate investment funds that will be available from time to time under Section 9.1;

          (e) to perform such additional duties as are required by the plan, the trust agreement or by law.

          (f) as ERISA plan administrator, to prepare, file, submit, distribute or make available any plan descriptions, reports, statements, forms or other information to any government agency, employee, former employee, or beneficiary as may be required by law or by the plan; and

          (g) to keep or cause to be kept all data, records, books of account and instruments pertaining to plan administration.

     The foregoing responsibilities and authority of the employer are set forth in further detail in various articles of the plan and in the trust agreement. Any responsibilities that are not specifically assigned hereunder to the committee, the trustee, an investment manager (if any) or the participants will be carried out by the employer.


     14.5 RESPONSIBILITIES NOT SHARED. Except as otherwise specified herein or required by law, each named fiduciary will have only those responsibilities that are specifically assigned to it hereunder, and no named fiduciary will incur liability because of improper performance or nonperformance of responsibilities assigned to another named fiduciary.


     14.6 PROCEDURE FOR ALLOCATION AND DELEGATION OF RESPONSIBILITIES. The members of the committee or the members of the employer's Board of Directors or a committee of such Board may allocate their responsibilities among themselves in any reasonable manner and may delegate any of their responsibilities to any other person or persons by so specifying in a written instrument. No committee member or director will be liable for the improper discharge or nonperformance of any responsibility so allocated or delegated to another person, except to the extent liability is imposed by law.


     14.7 DUAL FIDUCIARY CAPACITY PERMITTED. Any person or group of persons may serve in more than one fiduciary capacity.


     14.8 ADVICE. A named fiduciary may employ or retain such attorneys, accountants, investment advisors, consultants, specialists and other persons or firms as it deems necessary or desirable to advise or assist in the performance of duties. Unless otherwise provided by law, the fiduciary will be fully protected with respect to any action taken or omitted by it in reliance upon advice rendered by any such person or firm within his or its field of expertise.


     14.9 ACTIONS BY THE EMPLOYER. Wherever the plan specifies that the employer is required or permitted to take any action, such action will be taken by the employer's board of directors or by a duly authorized committee thereof, or by one or more directors, officers or employees of the employer duly authorized to do so by its board of directors.


     14.10 INDEMNIFICATION. To the extent permitted by law and not prohibited by its charter and by-laws, the employer will indemnify and hold harmless every person serving as a fiduciary (whether a named fiduciary or otherwise), and the executor or administrator of such a person if he is deceased, from and against all claims, loss, damages, liability, and reasonable costs and expenses, incurred in carrying out his fiduciary responsibilities, unless due to the gross negligence, bad faith or willful misconduct of such person; provided that this section will not apply to any claim, loss, damages, liability, or costs and expenses which are covered by a liability insurance policy maintained by the employer, by the plan, by the committee, or by an individual fiduciary. The preceding sentence will not apply to a corporate trustee, an insurance company, an investment manager as defined in ERISA, or a professional or commercial advisor or service provider (or to an employee of any of the foregoing), unless the employer otherwise agrees in writing.

                                   ARTICLE 15

                               THE PLAN COMMITTEE


     15.1 APPOINTMENT. The employer will appoint a committee whose members may, but need not, be plan participants or employees or officers of the employer. The number of persons serving on the committee at any time will be determined by the employer, and may be changed from time to time by it. The employer may remove any committee member at any time, with or without cause, by filing written notice of his removal with the committee and the trustee. A committee member may resign at any time by filing his written resignation with the employer, the committee and the trustee. A vacancy, however arising, may be filled by the employer.

     If an employee serving as a committee member terminates employment as an employee for any reason, such termination will be deemed to constitute such employee's resignation as a committee member.


     15.2 NOTICE TO TRUSTEE. The employer will notify the trustee in writing of each committee member's appointment, and the trustee may assume such appointment continues in effect until written notice to the contrary is given by the employer or a resigning committee member.


     15.3 ADMINISTRATION OF PLAN. The committee will have all powers and authority necessary or appropriate to carry out its responsibilities for the operation and administration of the plan. It will as necessary or appropriate to carry out such responsibilities have discretionary authority to interpret and apply all plan provisions and may correct any defect, supply any omission or reconcile any inconsistency or ambiguity in such manner as it in its discretion deems advisable. It will make all final determinations concerning eligibility, benefits and rights hereunder, and all other matters concerning plan administration and interpretation that are the committee's responsibility. All determinations and actions of the committee will be conclusive and binding upon all persons, except as otherwise provided herein or by law, and except that the committee may revoke or modify a determination or action previously made in error. Any determination, action or inaction by the committee (or by any other named fiduciary hereunder) will be subject to review (by a court or otherwise) only for an abuse of discretion. The committee will exercise all powers and authority given to it in a nondiscriminatory manner, and will apply uniform administrative rules of general application to insure that persons in similar circumstances are treated alike.


     15.4 IMPOSSIBLE OR DIFFICULT PERFORMANCE. If performance of any act required hereunder is impossible or difficult, the committee or the employer in its discretion may perform or direct the performance of any other act which it determines will carry out the plan's purposes. Such performance will discharge all liability with respect thereto.


     15.5 COMPENSATION AND EXPENSES. The committee, and each committee member, will serve without compensation unless the employer determines otherwise; provided that an employee of the employer will not be compensated for his services as a committee member.

     All reasonable expenses of administering the plan will be paid out of the trust fund unless paid by the employer. Such expenses include the compensation of all persons employed or retained by the committee or the employer, premiums for bonds and insurance protecting the plan or trust fund and required by law or deemed advisable by the employer, and all other costs of plan administration.

     15.6 COMMITTEE DECISIONS, RULES AND REGULATIONS. Any action or decision concurred in by a majority of the committee members, either at a meeting or in writing without a meeting, will constitute an action or decision of the committee. No committee member may vote on any matter which relates exclusively to himself. The committee may adopt and amend such rules for the conduct of its business and the administration of the plan as it deems advisable.


     15.7 SECRETARY OF THE COMMITTEE. The committee at its option may appoint any committee member or other person to serve as secretary, and may remove him at any time. The committee will notify the trustee in writing of such person's appointment, and the trustee may assume his authority to act as secretary continues until written notice to the contrary is given by the committee.

     The secretary, or a majority of the committee members then in office, will have the authority to execute all instruments or memoranda necessary or appropriate to carry out the actions and decisions of the whole committee; and any person may rely upon any instrument or memorandum so executed as evidence of the committee action or decision indicated thereby.


     15.8 CLAIMS REVIEW PROCEDURE. Any request for benefits (the CLAIM) by a participant or his beneficiary (the CLAIMANT) will be filed in writing. Within a reasonable period after receipt of a claim, the employer will provide written notice to any claimant whose claim has been wholly or partly denied, including:
(a) the reasons for the denial; (b) the plan provisions on which the denial is based; (c) any additional material or information necessary to perfect the claim and the reasons it is necessary; and (d) the plan's claims review procedure. A claimant will be given a full and fair review by the employer of the denial of his claim if he requests a review in writing within 60 days after notification of the denial. The claimant may review pertinent documents and may submit issues and comments orally, in writing, or both. The employer will render its decision on review promptly and in writing and will include specific reasons for the decision and references to the plan provisions on which the decision is based.


                                   ARTICLE 16

                                  MISCELLANEOUS


     16.1 PAYMENT TO MINORS AND INCOMPETENTS. If the committee deems any person incapable of giving a binding receipt for benefit payments because of minority, illness, infirmity or other incapacity, it may direct payment directly for the benefit of such person, or to any person selected by the committee to disburse it. Such payment, to the extent thereof, will discharge all liability for such payment under the plan.


     16.2 NONALIENATION OF BENEFITS. No benefit, right or interest hereunder of any person will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, or to seizure, attachment or other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of such person.

     Notwithstanding the preceding paragraph, the plan may carry out the requirements of a qualified domestic relations order of a court (or other valid court order). The employer will establish procedures that comply with Code
Section 414(p) for processing, verifying and carrying out such orders. Payments to an alternate payee under a qualified domestic relations order may be made at the time specified in such order notwithstanding the fact that the participant is still an employee of the employer or would otherwise not be eligible to receive a payment himself from the plan at such time.

     16.3 CURRENT ADDRESS OF PAYEE. Any person entitled to benefits is responsible for keeping the employer informed of his current address at all times. The committee, trustee and employer have no obligation to locate such person, and will be fully protected if all payments and communications are mailed to his last known address, or are withheld pending receipt of proof of his current address and proof that he is alive.


     16.4 DISPUTES OVER ENTITLEMENT TO BENEFITS. If two or more persons claim entitlement to payment of the same benefit hereunder, the committee in its discretion may withhold payment of such benefit until the dispute has been determined by a court of competent jurisdiction or has been settled by the persons concerned.


     16.5 PAYMENT OF BENEFITS. Notwithstanding any other provision of this plan (except Section 12.4(a)), unless a participant elects otherwise, his benefit payments under the plan will begin not later than 60 days after the close of the plan year in which the latest of the following dates occurs: (a) the date he terminates service with the employer; (b) his 65th birthday; and (c) the 10th anniversary of the year in which his participation began.


     16.6 MAXIMUM ADDITIONS.

          (a) The annual additions to a participant's accounts for any plan year may not exceed the lesser of (i) $30,000, or if greater one-quarter of the defined benefit plan dollar limitation for such year under Code Section 415(b)(1)(A), or (ii) 25% of his total compensation for such year. For purposes of this section, TOTAL COMPENSATION means a participant's total non-deferred compensation from the employer for a plan year, as defined in Code Section 415 and regulations thereunder.

          (b) If the annual additions to a participant's account would exceed the limitations of subsection (a) the employee savings made on his behalf for such year which would be credited to his account but for the limitations of subsection (a) will be returned to him (with earnings as provided in the regulations under Code Section 415), but only to the extent necessary to comply with subsection (a). If the annual additions would still exceed the limitations of subsection (a), the employer integrated (Step One) and the next basic (Step
Two) profit sharing contribution and finally the employer defined contribution which would be allocated to his accounts but for the limitations of subsection
(a) will be reduced but only to the extent necessary to comply with subsection
(a).

          (c) For purposes of this section, ANNUAL ADDITIONS to a participant's accounts for any plan year means the sum of all amounts credited to his accounts for such year (other than any rollovers to this plan under Section 6.1).


     16.7 TOP HEAVY PLAN PROVISIONS.

          (a) APPLICABILITY OF THIS SECTION. This section is included in the plan to meet the requirements of Code Section 416, and will be operative only if, when and to the extent that Code Section 416 applies to the plan. At such time as the requirements of Code Section 416 apply to the plan because the plan is top heavy as defined in subsection (b)(i) below, this Section will apply and will govern over any contrary provisions of the plan.

          (b) DEFINITIONS.

              (i) The plan will be TOP HEAVY for a plan year if, as of the determination date, the sum of the aggregate amount in the accounts of participants who are key employees exceeds 60% of a similar amount determined for all participants in this plan.

              Notwithstanding the preceding paragraph, if the plan is included within a required or permissive aggregation group, the plan will be top heavy for a plan year if, as of the determination date, the sum of (A) the aggregate amount in the accounts of participants who are key employees (including all defined contribution plans within such group), and (B) the aggregate present value of cumulative accrued benefits of participants who are key employees (including all defined benefit plans within such group) exceeds 60% of such amount determined for all participants in all such plans.

              In determining the amounts in participants' accounts and present values of accrued benefits under the preceding two paragraphs, (A) distributions made during the 5 years ending on the determination date will be taken into account, (B) rollover contributions after December 31, 1983, will be taken into account only to the extent provided in regulations under Code Section 416(g)(4)(A), (C) account balances and accrued benefit values of a person who was but no longer is a key employee will be disregarded, and (D) account balances and accrued benefit values of a person who has not received any compensation from the employer at any time during the 5 years ending on the determination date will be disregarded.

              (ii) The DETERMINATION DATE for purposes of determining whether the plan is top heavy under subsection (i) for a particular plan year is the last day of the preceding plan year.

              (iii) A KEY EMPLOYEE is any employee or former employee (including a beneficiary of such person) who at any time during the plan year or any of the 4 preceding plan years was:

                     (A) an officer of the employer having annual compensation greater than 50% of the amount in effect under Code Section 415(b)(1)(A) for such plan year (but no more than 50 employees will be taken into account under this subsection (A) as key employees);

                     (B) one of the 10 employees owning (or considered as owning within the meaning of Code Section 318) the largest interests in the employer, but only if such employee's compensation for such year exceeds the amount specified in Code Section 415(c)(1)(A). For purposes of the preceding sentence, if 2 participants have the same interest in the employer, the participant having greater annual compensation from the employer will be treated as having a larger interest;

                     (C) a person owning (or considered as owning within the meaning of Code Section 318) more than 5% of the stock of the employer; or

                     (D) a person who has annual compensation from the employer of more than $150,000 and who would be described in subsection (C) above if 1% were substituted for 5%.

              For purposes of applying Code Section 318 to the provisions of this subsection (iii), subparagraph (C) of Code Section 318(a)(2) will be applied by substituting "5%" for "50%". In addition, the rules of Code
     Section 414(b), (c) and (m) will not apply for purposes of determining ownership under subsections (C) and (D) above.

              (iv) A NON-KEY EMPLOYEE is any employee or former employee (including a beneficiary of such person) who is not a key employee under subsection (iii) above.

              (v) A REQUIRED AGGREGATION GROUP includes all qualified plans of the employer in which a key employee participates and each other qualified plan of the employer that enables any of such plans to meet the requirements of Section 401(a)(4) or Section 410 of the Code. A PERMISSIVE AGGREGATION GROUP includes (in addition to plans in a required aggregation group) any plan which the employer designates for inclusion provided that inclusion of such plan does not cause the group to fail the requirements of
     Section 401(a)(4) or Section 410 of the Code.

          (c) MINIMUM CONTRIBUTION. For any plan year in which the plan is top-heavy, the employer will make a minimum contribution on behalf of each non-key employee who has satisfied the requirements of Section 4.2 (regardless of whether such non-key employee completed 1,000 hours of service during such plan year) equal to 3% of his total compensation (as defined in Section 16.6(a)). Such minimum contribution will be reduced as permitted under regulations under Code Section 416 to reflect contributions on behalf of such non-key employee under this or any other plan maintained by the employer.


     16.8 SEPARATE ACCOUNTS.

          (a) The term REMAINING BALANCE as used in subsection (b) below means a participant's balance in any of his accounts remaining after a portion or all of his vested interest therein is withdrawn or distributed to him before forfeiture of his non-vested interest under Section 12.2, or the balance in such an account after restoration of the amount previously forfeited as provided in Section 12.2(c).

          (b) The remaining balance of a participant will be credited to a separate account within the affected account of the participant, or accounting records will be maintained in a manner which has the same effect as if a separate account were established. Notwithstanding Section 12.2, at any subsequent time the participant's vested interest in any such separate account will be expressed by the formula:

                                  P(A + D) - D

where P is the participant's vested percentage at such time determined without regard to this Section 16.8; A is the amount in such separate account at such time; and D is the amount of the withdrawal or distribution.


     16.9 VOTING AND TENDERING RIGHTS OF PRIMARK COMMON STOCK.

          (a) APPLICABILITY OF THIS SECTION. This section will apply at any time that there is an investment fund consisting of publicly traded stock issued by the employer (or its parent or other affiliate). Such a fund is referred to in this section as the "Primark common stock fund."

          (b) VOTING. Each participant or former participant will have the right confidentially to vote the shares of Primark common stock representing the interest of his accounts invested in the Primark common stock fund at any annual or special meeting of stockholders of Primark Corporation (or any other occasion for the exercise of voting rights on such common stock).

          The trustee will deliver (or cause to be delivered) to each participant or former participant (or in the event of his death to his beneficiary) all notices, financial statements, proxies and proxy soliciting material relating to such shares of Primark common stock. The trustee will notify each participant or former participant at his last known address of each occasion for the exercise of voting rights within a reasonable time before such rights are to be exercised, which notification will include all the information that is distributed to shareholders regarding the exercise of such rights and a form for the participant or former participant to use to give confidential voting instructions to the Trustee. Each such participant or former participant (or beneficiary) may direct the trustee as to the exercise of all voting rights relating to the Primark common stock that he has the right to vote under this section; for this purpose, "voting rights" will include any applicable appraisal or dissenters' rights under state law, which the trustee will exercise or not in accordance with the participant's timely instructions and at the participant's expense. The participant's voting instructions must be received by such deadline as the trustee specifies; if the participant's instructions are not received by the deadline, the shares that the participant has the right to vote will be treated as if the participant had submitted no voting instructions.

           (c) TENDERING. In the event of a tender or exchange offer for, or other offer to purchase, Primark Corporation common stock (collectively referred to as a "tender offer" in this subsection), each participant or former participant (or in the event of his death his beneficiary) will have the right confidentially either to tender or not to tender the shares of Primark common stock representing the interest of his accounts invested in the Primark stock fund.

           The trustee will deliver to each participant or former participant (or in the event of his death his beneficiary) all materials relating to such tender offer as soon as possible after receipt by the trustee, together with a form for the participant or former participant (or beneficiary) to use to give confidential instructions to the trustee on how to respond to such tender offer. The participant's tendering instructions must be received by the trustee by such deadline as the trustee specifies. If the participant's tendering instructions are not received by the deadline, the participant will be deemed to have instructed the trustee not to tender.

           (d) UNINSTRUCTED ACCOUNT SHARES. The trustee will vote all shares of Primark common stock held in the trust fund for which voting instructions from the participant (or former participant or beneficiary) are not timely received ("uninstructed shares") in accordance with the Trust Agreement.

           (e) NAMED FIDUCIARIES. Each participant (or former participant or beneficiary, if applicable) is hereby designated a "named fiduciary" within the meaning of ERISA Section 402(a) with respect to (i) voting the shares of Primark common stock over which he has voting control under subsection (a) above, and
(ii) tendering or not tendering the shares of Primark common stock over which he has control under subsection (b) above.

           In voting or tendering the shares of Primark common stock under subsections (a) and (b) above, the trustee is directed and agrees to follow the instructions of the participants (and former participants and beneficiaries) as named fiduciaries in accordance with ERISA Section 403(a)(l).

           (f) CONFIDENTIALITY. Each participant's (or former participant's or beneficiary's) voting or tendering instructions under this section will be completely confidential. The trustee will hold such instructions in strict confidence and will not divulge or release such instructions to any person, including particularly any employer, officer, employee or director of the employer, or any person directly or indirectly controlling, controlled by or under common control with the employer; provided, however, that to the extent deemed necessary by the trustee for the operation of the plan and the implementation of participants' voting or tendering rights, the trustee may transmit such instructions to a recordkeeper, auditor, tallier or similar service provider who is not a person specified in the preceding clause of this sentence and who agrees not to divulge or release such instructions to any such person; and provided further that the trustee may comply with any order of a court of competent jurisdiction requiring disclosure of participants' voting or tendering instructions.


     16.10 RULES OF CONSTRUCTION.

           (a) A word or phrase defined or explained in any article has the same meaning throughout the plan unless the context requires otherwise.

           (b) Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

           (c) Unless the context indicates otherwise, the words "herein", "hereof", "hereunder", and words of similar import refer to the plan as a whole and not only to the section in which they appear.


     16.11 TEXT CONTROLS. Headings and titles are for convenience only, and the text will control in all matters.


     16.12 APPLICABLE STATE LAW. To the extent that state law applies, the provisions of the plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.


           Executed on June 29, 1994.


                                          The Analytic Sciences Corporation



                                          By:
                                             -----------------------------------

                                   Schedule A
                                   ----------

                  TASC PROFIT SHARING AND STOCK OWNERSHIP PLAN
                  --------------------------------------------


                           Schedule Of Plan Amendments
                           ---------------------------



1. The Plan (originally named the TASC Profit Sharing Plan) was established by an Agreement dated April 8, 1968.

2.   The Plan was amended by a First Amendment dated June 25, 1968.

3.   The Plan was amended by a Second Amendment dated May 23, 1972.

4.   The Plan was amended by a Third Amendment dated November 30, 1973.

5.   The Plan was amended by a Fourth Amendment dated June 17, 1974.

6.   The Plan was amended by a Fifth Amendment dated April 7, 1975.

7.   The Plan was amended by a Sixth Amendment dated August 25, 1975.

8. The Plan was amended by a Seventh Amendment and Codification dated June 12, 1978, effective June 1, 1976 (ERISA amendment).

9. The Plan was amended and renamed the TASC Profit Sharing and Stock Ownership Trust by an Eighth Amendment dated December 13, 1978.

10.  The Plan was amended by a Ninth Amendment dated July 9, 1979.

11. The Plan was amended by a Tenth Amendment and Codification dated August 18, 1980, effective June 1, 1979.

12.  The Plan was amended by an Eleventh Amendment dated July 30, 1981.

13.  The Plan was amended by a Twelfth Amendment dated October 5, 1982.


14.  The Plan was amended by a Thirteenth Amendment dated October 5, 1982.

15. The Plan was amended by a Fourteenth Amendment and Codification effective January 1, 1983.

16. The Plan was amended by a Fifteenth Amendment dated as of February 18, 1986 (TEFRA, DEFRA and REA amendment).

17. The Plan was amended and restated by the Sixteenth Amendment dated November 5, 1987, effective as of June 1, 1987 (Tax Reform Act of 1986 amendment).

18. The Plan was amended by the Seventeenth Amendment effective as of June 1, 1987 (changes requested by IRS reviewer).

19. The Plan was amended by the Eighteenth Amendment effective in part as of April 1, 1989 (standards for hardship loans and withdrawals), and in part as of June 1, 1989 (plan integration formula).

20. The Plan was amended by the Nineteenth Amendment with various effective dates as specified in such amendment.

21. The Plan was amended by the Twentieth Amendment effective as of December 1, 1991 (clarification of payments to terminating participants).

22. The plan was amended by the Twenty-First Amendment effective in part as of March 1, 1992 (clarification of allocation of fiduciary and administrative responsibilities) and in part as of June 1, 1992 (changes to definition of applicable compensation and one year of service for eligibility for employer contributions).

23. The Plan was amended by the Twenty-Second Amendment effective in part as of June 1, 1988 (change to definition of normal retirement date) and in part as of June 1, 1992 (change to the integration level in the profit sharing contribution allocation formula).

24. The plan was amended by the Twenty-Third Amendment effective in part as of June 1, 1992 (miscellaneous changes), in part as of January 1, 1993 (direct rollovers), in part as of June 1, 1993 (change in plan year, changes in amounts that may be withdrawn in the event of hardship, and miscellaneous other changes), in part as of January 1, 1994 (change to maximum amount of applicable compensation taken into account under the plan and miscellaneous other changes), and in part as of February 1, 1994 (changes in loan repayment requirements).

25. The plan was amended and restated by the Twenty-Fourth Amendment effective as of January 1, 1994, to make miscellaneous clarifying and other non-substantive changes.

26. The plan was amended by the Twenty-Fifth Amendment effective as of August 1, 1994 (in-service withdrawals on or after normal retirement age)."

27. The Plan was amended by the Twenty-Sixth Amendment, effective as of the dates specified therein, to permit loans for any reason, to provide for participant investment control over the Primark common stock fund, and to make related administrative and clarifying changes.